Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.

FIRST FINANCIAL HOLDINGS, INC. RECLASSIFIES $155 MILLION
OF LOANS AS HELD FOR SALE AT JUNE 30, 2011

CHARLESTON, SOUTH CAROLINA, July 18, 2011 -- First Financial Holdings, Inc. (“First Financial” or the “company”) (NASDAQ: FFCH) announced today that the company reclassified approximately $155 million (book value) of certain nonperforming and performing loans to loans held for sale as of June 30, 2011. The company is pursuing potential loan sale alternatives that are expected to result in the disposition of these assets prior to the calendar year end.

On a pro forma basis, adjusting for the loan reclassification, nonperforming loans are estimated to total less than $50 million in the aggregate as of June 30, 2011 in comparison to total nonperforming loans of $156 million as of March 31, 2011.  Additionally, nonperforming assets, excluding assets covered under a loss-share agreement with the FDIC, (“non-covered NPAs”) as a percentage of total assets are estimated to equal approximately 1.40% compared to non-covered NPAs to assets of 4.84% at March 31, 2011.

Details by specific loan category are as follows:

Composition of Loans Reclassified as Held for Sale
(Dollars in Thousands)

	Carrying Amount of Loans Prior to Transfer to Loans Held for Sale
	Nonperforming	Substandard Performing	Pass (1)	Total
Residential 1-4 Family	$20,123	$44	$5,801	$25,968
Residential C&D	3,080	---	---	3,080
Commercial Business	5,413	2,659	---	8,072
Commercial Real Estate	47,154	26,207	---	73,361
Commercial C&D	33,328	9,078	---	42,406
Consumer & Other	1,796	---	615	2,411
Total	$110,894	$37,988	$6,416	$155,298

(1) Pass loans are related to other loans included in the pool held for sale

After considering the loss reserves already established as of June 30, 2011 related to the reclassified loans, the estimated incremental provision for loan losses related to reclassifying the loans will be approximately $73 million on a pre-tax basis.

Pro forma regulatory capital ratios are expected to remain strong and above the levels required to be considered “well-capitalized.”

“The sale of these loans will result in a substantial reduction in our nonperforming assets and accelerate the return to core operating earnings,” said R. Wayne Hall, president and CEO.  “This is an important step towards strengthening our balance sheet and positioning the company for the future.”

First Financial will discuss the details associated with this action as well as the third fiscal quarter financial results during its previously scheduled conference call on Friday, July 29, 2011 at 10:00 a.m. Eastern Daylight Time.

Sandler O’Neill Mortgage Finance L.P., an affiliate of Sandler O’Neill + Partners, L.P., is acting as exclusive financial advisor to First Financial in connection with the planned asset sale.

About First Financial

First Financial Holdings, Inc. ("First Financial") (Nasdaq: FFCH) is a Charleston, South Carolina thrift holding company with $3.3 billion in total assets as of March 31, 2011.  The company’s primary subsidiary, First Federal Savings and Loan Association, founded in 1934, provides financial services and integrated financial solutions, including personal, business, and wealth management.  First Financial serves individuals and businesses throughout coastal South Carolina, as well as the Florence, Columbia, and upstate regions of South Carolina and Wilmington, North Carolina. In addition to First Federal, First Financial subsidiaries include: Kimbrell Insurance Group, Inc., a managing general insurance agency; First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor; and First Southeast Investor Services, Inc., a registered broker-dealer. First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size. Additional information about First Financial is available at www.firstfinancialholdings.com.

Contact
Blaise B. Bettendorf
Executive Vice President & Chief Financial Officer
(843) 529-5456
bbettendorf@firstfederal.com